Exhibit 21.1

Subsidiaries of Registrant

HInnovation Acquisition, Inc., a Minnesota corporation

Subsidiary of HInnovation Acquisition, Inc.:

HInnovation (Beijing) Science and Technology, Inc., incorporated under the laws of the People’s Republic of China